Exhibit 12.1

Calculation of Ratio of Earnings to Fixed Charges

	Year Ended December 31,				January 1, 2004 to August 13,		August 14, 2004 to December 31,	Year Ended December 31,
(dollars in millions)	2002		2003		2004		2004	2005
Earnings
Income (loss) before provision for income taxes	$53,624		$11,861		$24,262		$(4,481)	$(4,980)
Plus: fixed charges	5,939		5,536		3,879		11,689	49,766

	$59,563		$17,397		$28,141		$7,208	44,786

Fixed Charges:
Gross Interest expense	4,242		3,530		3,098		11,224	47,991
Estimate of the interest within operating leases (1)	1,697		2,006		781		465	1,775

	$5,939		$5,536		$3,879		$11,689	$49,766

Ratio of earnings to fixed charges	10.0	x	3.1	x	7.3	x	*	*

*	Due to the losses for the period August 14, 2004 through December 31, 2004, and 2005 the coverage ratio was less than 1:1. Innophos would have to generate additional earnings of $4,481 for the period August 14, 2004 through December 31, 2004, and $4,980 in 2005, to achieve a ratio of 1:1.
(1)	Represents one-third of operating rental expenses which management believes is representative of the interest component of rent expense.